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On November 7, 2006, the Registrant posted on its company intranet site the following transcript from a telephonic meeting with employees:
PER SE TECHNOLOGIES
Moderator: Cindy Stone
November 6, 2006
5:45 pm CT

Coordinator:	Please stand by, your call will begin momentarily. Please stand by.

Welcome and thank you for standing by.

All participants will be on listen-only until the question and answer session of the call.

I’d also like to remind participants that the conference is being recorded. If you have any objections, you may disconnect at this time.

I would now like to turn the call over to your first speaker, Mr. Philip Pead.

Sir, you may begin.

Philip Pead:	Thank you, operator.

Good morning everyone.

And joining me on this call this morning is Chris Perkins, Chief Operating Officer of Per-Sé. And I’m also pleased to welcome John Hammergren, Chairman and Chief Executive Officer of McKesson, and Pam Pure, President of McKesson’s Provider Technologies Division.

I’d like to thank all of you for joining me today on such short notice for this all-employee conference call.

Due to the nature of today’s announcement, we were unable to notify you of this meeting until this morning. But now, I’m able to share very important information with you.

This morning, Per-Sé announced that it has formally agreed to be acquired by McKesson Corporation, a Fortune 16 healthcare, technology, and services company based in San Francisco.

McKesson’s vision is closely aligned with ours. Like Per-Sé, McKesson is completely focused on healthcare with significant operations dedicated to hospitals, pharmacies, and physicians.

Through the use of sophisticated technology and comprehensive services, McKesson’s focus is to improve patient safety and quality of care while reducing the inefficiencies and cost of our healthcare system.

McKesson is the largest pharmaceutical distributor in North America, delivering more than a third of all medicines used daily by pharmacies, hospitals, nursing homes, and doctors’ offices.

McKesson is also a leading healthcare IT company with software and hardware technology installed in more than half of the nation’s hospitals with greater than 200 beds.

McKesson employs 25,000 people across the nation and around the world, and they are publicly traded on the New York Stock Exchange.

So the first question I’m sure you would like to ask is why have we agreed to be purchased?

McKesson approached us because Per-Sé presents significant value to its business. McKesson’s interest in Per-Sé stems from of our success as well as the promise of future success that the combination of our two companies’ market leading products and services present.

As a public company, we have an obligation to consider the actions we take will enhance the investment of the people who own our company — our shareholders. This consideration is at the heart of all the actions we take. As part of this obligation to our shareholders, in the event Per-Sé receives an offer to become a part of another company, then the Board of Directors of Per-Sé must seriously evaluate the offer.

As we considered McKesson’s offer, we asked a lot of questions — questions like is this offer in the best interest of our shareholders; is it a strategic fit for our products, our customers, and our employees; does this organization share Per-Sé’s vision, mission, and goals. We asked these questions and after very careful and thorough deliberation, Per-Sé’s Board of Directors accepted McKesson’s offer.

Noting the value this opportunity creates for our shareholders, what does accepting McKesson’s offer mean for you and our customers?

We believe that joining with McKesson is a strategic move reinforcing what we work towards every day and that is improving the business of healthcare.

Per-Sé’s focus is to improve the flow of information at the point of care enabling providers, patients, and payers to take advantage of a more efficient healthcare system. Becoming a part of McKesson allows us to create even more efficiencies in the healthcare market, enabling not only providers but also many other healthcare constituents to improve the delivery of care and significantly reduce the cost of care delivery.

I’d like to review the opportunities of this merger for each of our respective business units.

For physicians, Per-Sé is the largest provider of outsource receivables management for hospital-affiliated physicians. We excel at providing business process outsourcing services using proprietary technology that improves revenue and cash flow for large physician groups.

McKesson has a much smaller business in this market segment and is seeking to expand these services which we believe will help reduce the cost of service delivery and enable physicians to be even more efficient.

In addition, Per-Sé offers practice management software that improves the efficiencies within the small physician office. McKesson provides similar software that is focused on larger physician practices and, therefore, we believe we will provide the physician segment with an offering for all groups regardless of size.

Now let’s look at hospitals.

For hospitals, Per-Sé is a leader in delivering revenue cycle and resource management solutions to hospitals. McKesson is also focused on providing revenue cycle management solutions for hospitals.

Our revenue cycle management focus has been to improve the accuracy of the information collected and transmitted to payers and patients for reimbursement.

McKesson’s focus has been to implement enterprise patient accounting and clinical system.

We believe that together, we will be able to offer more functionality to an expanded hospital footprint.

Our respective resource management solutions are both complementary and competitive.

Broader workforce and operating room management solutions will enable hospitals to reduce their cost and improve the use of scarce healthcare resources.

For retail pharmacies, Per-Sé is the leader in providing both transaction processing in pharmacy point-of-sale systems to retail pharmacies of all size. Our real-time network processes more than 8 billion transactions annually and our systems help thousands of pharmacies effectively manage their prescription-dispensing business.

McKesson’s pharmaceutical distribution services, robotics, and their point-of-sale system, together with Per-Sé’s network and software systems provide a greater complement of technology and services that will enable pharmacies to lower their operating cost and improve the quality of care.

When you take all of these in combination, as you can see, we have a natural fit with McKesson.

Let’s talk about next steps. Now that we’ve announced this agreement, what happens next?

It’s very important and I want each of you to understand that at this moment not one thing will change for us — our customers and McKesson and its customers. This is an important point to keep in mind.

This agreement is subject to regulatory and shareholder approval before it is considered final. As a result, both Per-Sé and McKesson continue to operate completely independently with no joint effort.

We expect the transaction to be completed within three to five months.

If you have questions about this announcement, as I’m sure you do, obviously today we’re going to take some questions in a moment, but it’s important that you talk with your respective business unit managers. We will work together to provide answers, but please keep in mind that the acquisition was just signed, there may be questions we cannot answer today. But we will continue to communicate more detailed information as this agreement closes so you can understand fully the future plans and strategies and next steps.

As in the past, our future plans can only happen with your continued dedication and support. At this time, the priority is to support our businesses as we do today — stay focused and build on our current successes.

Now, I recognize that this is easier said than done, but always keep one thing in mind: we have made a commitment to provide our customers with the best products and services in the market — they should receive nothing less.

All of you have played a big part in helping our company grow and for that, you have my deepest appreciation.

This merger is yet another milestone in our journey to improve the quality of care and financial reimbursement for our customers, and I’m very excited about this opportunity for all of us.

Now, I would like to introduce you to someone who would like to share his excitement about the prospects of Per-Sé becoming a part of McKesson, McKesson’s Chairman and CEO, John Hammergren.

John?

John Hammergren:	Thanks Phil and thanks for inviting me to be part of your call today. I really appreciate it.

You know, I’ve had an opportunity this morning to share my enthusiasm for the acquisition of Per-Sé Technologies by McKesson with all of my friends and your friends on Wall Street and also, with McKesson’s 25,000 employees.

I thought it’d be helpful if I share a few of those same thoughts with you very briefly.

You know, as I said in our press release that was issued this morning, Per-Sé fits directly with McKesson’s strategy to continue as a leader, solving the clinical, financial, and business process challenges facing healthcare today.

With you, we frankly build great scale; we strengthen our customer relationships in existing McKesson businesses, such as revenue cycle management, serving hospitals and physicians and pharmacies. And we’ve already had a very significant presence, as you know, in the same customers. But with you, we’re going to learn how we can get together and add even more value, and you will learn as you get to know us that we’re very enthusiastic about building value for our customers.

We’re also very enthusiastic about adding the nation’s largest electronic pharmacy network to McKesson. Phil already mentioned our footprint in the pharmacy distribution business and in pharmacy automation. This network business as well as your pharmacy software business will play a very critical role as we continue to build out our capabilities here.

So I believe Per-Sé is a great complement to our strategy and our existing capabilities. And I think, you know, once again, as Phil said, it’s a natural strategic fit.

Now for those of you that aren’t very familiar with McKesson, Phil did provide some of the color, but I thought I’d go into a few more details. And clearly, we have a Web site; you’re welcome to visit.

We’re one of the oldest continually operating companies in the US, and in fact, we’ve been in the wholesale drug distribution business since 1833 as an importer with a shop in New York City and our own clipper ships that brought drugs from Europe in to the US.

Now, if you fast forward to today, we’re an $80 billion company with 25,000 terrific employees and we’re the largest distributor of pharmaceuticals in the US, Canada, and Mexico.

We’re also a major distributor of medical, surgical supplies into physician offices, long-term care sites, nursing homes, home healthcare, and clinics.

And as Phil mentioned, we’re also a leader in healthcare information technology and hospital and physician office and pharmacy automation.

And through our various businesses, we serve virtually every player in healthcare — the manufacturer, the hospitals, the payers, the physicians, the retail pharmacy and, increasingly, the patient. That gives us a 360-degree view of healthcare that is really unmatched in the industry and gives us an opportunity to see the many challenges and opportunities facing our industry and allows us the privilege to build out our capabilities in a strategic and appropriate way.

We also think this is a very exciting time to be in the healthcare business. Clearly by using technology and automation to improve the processes, information flows and connections between players in healthcare presents an amazing opportunity really for all of us, and for the very first time, to create a safer, more connected and more efficient healthcare system, one that leads to better care outcomes and a healthier healthcare system for all of us.

So it’s an amazing time to be in healthcare and I couldn’t be more pleased to have the talent and creativity of Per-Sé’s employees join our McKesson team.

We recognize that many of you have questions and we won’t be able to answer many of them today for reasons that Phil already mentioned. But we have a tradition in our company of communicating as openly as possible. Doing so is a part of our company values which we call ICARE, our shared principles.

These shared principles govern our actions at McKesson on how treat one another and our customers. You’re going to hear a lot about ICARE — integrity, customers first, accountability, respect, and excellence — as you get to know us.

I also want you to know that McKesson as a company has been performing very well. Last week, we announced our exceptional quarter of financial results for our company with income and EPS growth in the neighborhood of 40%, give or take.

Our team here at McKesson continues to serve customers effectively. We keep an eye on our costs, we develop valuable services that attract and retain our customers, and we execute on our plans, and all the countless other things that make a healthy company continue to grow.

Meanwhile, as you’ll learn — know our McKesson folks and you meet people like Pam Pure, who leads our provider technology business, and Paul Julian, who leads our supply and distribution businesses, that we have a very strong team and an opportunity to build on our ongoing success, including investing in new capabilities for our businesses and making investments like Per-Sé is an excellent example.

Now, we’ve made several smaller acquisitions in recent months and they showed the role of adding new businesses into our long-term strategy for success and the continued need to innovate in the marketplace for our customers.

I’ve also been very pleased with the ease in which we have been able to assimilate these acquisitions into our organization. I’ve been able to think carefully about it, including areas like technology infrastructure to facilitate communications and interactions between us and our new partners, and I expect the same kind of successful outcome with Per-Sé.

Phil did a great job of talking with you and taking you through the synergies we expect to achieve as we leverage the respective strengths of our organization. And the only thing that I would add is that McKesson is very committed to your continued success and the value that together, we can deliver to our customers.

Now over the next couple of weeks we will assemble a team comprising employees of both companies to help us start planning for our future together.

Chris Perkins will lead the team from Per-Sé, working closely with our senior executives, Paul and Pam, that I both mentioned, and Randy Spratt who will help from a process perspective.

Our goal is to build on Per-Sé’s existing momentum and to look for ways to combine the Per-Sé assets and resources with those of McKesson’s to provide more value to our customers and to develop a stronger, more competitive portfolio that we can deliver to the market and, finally, more opportunity for our combined employees.

Where there are areas of overlap between our companies, we will identify them quickly and determine whether people have an opportunity in another part of our company to continue to build their careers.

When we buy a company, we buy the people — that’s the most important value and asset we get from acquisitions. Obviously, we’ve got a great set of customers and products and the opportunity to accelerate our growth and market momentum, but the people are key.

You join an organization that excels in growth and we work hard to attract and retain great talent and to fill the increasing needs that are created through the significant growth that we continue to experience.

So I want to welcome all of you to the McKesson team. We will work hard together. We will also have a chance to feel great pride in the impact we’re having inside of our company and outside and our ability to change healthcare — both the clinical effectiveness of healthcare, but as important, the financial effectiveness of healthcare as well.

I look forward to working with the leadership team at Per-Sé and meeting each of you as my travels take place over the next several months. I want to thank you for already a very warm welcome from many of you, and I look forward to answering any questions that Phil and I can address.

Philip Pead:	Thank you, John.

Before I pass it back to the operator to open it up for questions, look, I know a lot of you on this phone call today and I know that almost all of you, without question, are not shy and there are times when perhaps I wish that was the case. So I’m saying all that as a preamble that I hope that you will take this opportunity to ask us some questions.

So with that, operator, would — I’d like to open it up for some questions.

Coordinator:	Thank you.

At this time, we are ready for the question and answer session. If you’d like to ask a question, please press star-1. You will be prompted to record your first and last name.

To withdraw your question, press star-2.

Once again, to ask a question, please press star-1.

One moment.

(John), your line is open.

(John Penigres):	Hello?

Hello, this is (John Penigres). I had a question. I was wondering if we could expand on how we think this helps us in terms of defining the national health infrastructure as elaborated by the President.

Thank you.

Philip Pead:	(John), that’s a good question. I’m going to start it off and then I’m sure that John would like to add some more to it.

(John), as you know, the opportunity that Per-Sé has been focused on to drive greater efficiencies and improve the quality of care in healthcare has been an initiative that we’ve been working on for a long time. And the acquisition of NDC Health and the terrific folks and solutions that we acquired, I personally believe, helped us move that initiative forward.

If you look at all the points of contact that Per-Sé has today and the opportunity that we would have with the combined assets of McKesson, we think about the breadth of opportunity we have to really deliver the message that this President has delivered, which is we ought to be able to make the information about the patient available at the point of care and the way to do that is clearly to move away from the islands of data that exist in healthcare today and allow the information to flow over networks and systems that provide doctors, pharmacists, hospitals with the information that they need to provide care.

So (John), I see this as a major step forward for us when you look at the significant assets McKesson brings that we’ll be able to leverage within our own solutions to move that initiative forward.

John, I don’t know if you want to add anything to that.

John Hammergren:	Sure, Phil. I think you covered it very well, but I think there’re two points I’d like to make.

First of all, I think that this opportunity for us together allows us to address exactly what you described and, as important, I think we bring a power base in both clinical and financial transactions in this world of information flow. And we really think it’s important for us to focus on sort of bringing together all of the financial and clinical information flows in healthcare in a way that it makes it seamless for our providers to use the information to develop better outcomes and clearly all of the other constituents involved in the financial flows to make sure that they’re done efficiently.

Pam Pure, who’s on the call, and, Phil, you introduced her earlier, has been heavily involved in activity in Washington and actually serves on several committees in Washington to help frame sort of the national debate and hopefully the industrialization of healthcare and the role that companies like McKesson and Per-Sé can play in making the President’s vision a reality.

And Pam, maybe I can ask you to describe a little bit there on your work.

Pamela Pure:	Hey, John, thanks a lot.

And I just want to express my personal excitement about this opportunity and I think this network is just one of the many things that we’ll be able to explore and figure out how to bring together as we bring these organizations together.

As you’ve mentioned, I’ve been pretty involved in Washington and getting to know more about the Per-Sé networking assets will help us sit down and figure out how to bring these assets together to really drive national connectivity.

You know it’s pretty incredible when you look at the volume of transactions that we’ll have going through our combined networks — whether they’re financial and claims-related, eligibility-related, pharmacy-related, or lab-related — we will certainly be a force to be reckoned with.

So I’m looking forward to working with the team there, working with the team at McKesson, figuring out how to build on that strong foundation.

Philip Pead:	Okay.

The next question, operator.

Coordinator:	(Scott Bagwell), your line is open.

(Scott Bagwell):	Phil, it’s — I know we’ve touched on this briefly, but we haven’t (unintelligible). I’m sure it’s not just that we have several contractors and for board approval this week. Is there a process set up yet for the — if the customer wants to speak with both companies, is a process set up yet for us to arrange that because we know of one already?

Philip Pead:	The best way to do that, (Scott), is to work with either Chris Perkins or myself and we’ll organize it with McKesson accordingly.

(Scott Bagwell):	Great. Okay.

Man:	(Scott), it’s great to hear your voice again.

Philip Pead:	Next question, operator.

Coordinator:	(Atlanta), your line is open.

Man:	Yes, Phil. Can you address how long do you think it’s going to take before you — we will look at the corporate functions and the potential overlap between McKesson and Per-Sé?

Philip Pead:	In terms of the next steps, clearly we are going to be looking at integration and planning pretty closely here. And the goal is to try and get some information out to everybody and actually work with everybody as quickly as possible. Chris is going to lead that effort from our side, working with McKesson.

And Chris, I don’t know if you can add anything to that?

But, you know, clearly our goal is to try and move as quickly as we can.

Chris Perkins:	Okay. I’ll just add to that.

I think we’re going to — I’m going to start getting involved with Pam and the McKesson team and (Paul) as well by the end of this week. There’s a lot of meetings going on this week as far as meetings at our employee locations. But we’ll begin working together through that assessment and process very quickly.

And as John mentioned and is also of value to Per-Sé is, you know, we’re going to keep a focus on very open and proactive communication on all these areas.

Philip Pead:	Next question, operator?

Coordinator:	Please state your name.

There’s one more question. Please state your name.

Philip Pead:	Okay, you can be anonymous.

John Hammergren:	Maybe they have their phone on mute, Phil.

Philip Pead:	Yeah.

((Crosstalk))

John Hammergren:	See, we guessed it, now you guys can ask your question.

Philip Pead:	Not anymore.

Coordinator:	Once again, if you’d like to ask a question, please press star-1. You will be prompted to record your first and last name.

Once again, to ask a question, please press star-1.

One moment.

(Copeland), your line is open.

(Copeland):	Good morning.

I was just wondering about stock options, if there were going to be any stock options with acquiring the new company or them acquiring us and about the 401K.

Philip Pead:	Okay. Let me answer that question and then I’ll pass it over to John.

If you look at McKesson as a — and this is just from my perspective — McKesson has a very comprehensive benefits program. And in reviewing this transaction, clearly we not only pay attention to our shareholders, but it was very important, personally for me, to ensure that when we become a part of any company that the benefits are something that we pay close attention to.

So I can tell you that I was very pleased with McKesson’s benefits program, and a lot of that information will become available to you in the coming weeks.

But, John, I don’t know if you want to add anything to that.

John Hammergren:	Yeah. I think we found that our programs are quite similar in many ways, Phil, and I think that both companies have a track record of attracting or retaining employees using a myriad of tools, including various benefits that folks come to expect. And so, I think that as we get further along here, I think people will be pleased with what they see.

And I might add that when Pam and I were talking about this just a few days ago, there are significant opportunities inside of our — even our Alpharetta base of employees.

For those of you that aren’t that familiar with McKesson, we do have a large workforce just down the street from where you’re located. And, as you might guess, when you’re growing as fast we’re growing, it creates significant opportunities for us to bring people in. We have lots of open positions.

So even in the event that there is a job that’s redundant between our two companies, whether it’s a McKesson person impacted or a Per-Sé person that’s impacted, in that direct job, there should be opportunities for us to move people to other areas in the same location perhaps even to provide additional opportunities.

So I think overall both the compensation as well as the benefits, as well as the continued employment opportunities, should be pretty significant.

((Crosstalk))

Philip Pead:	Next question, operator.

Coordinator:	(Melanie Touché), your line is open.

(Melanie Touché):	Yes. We were wondering will there be a name change and do we know what it’ll be at this time?

Philip Pead:	Okay. Well the first thing, as I’ve said earlier I think in my speech to you guys, is that nothing changes right now.

We have to obtain regulatory approvals. We have to obtain shareholder approvals.

So for all intents and purposes, we remain exactly as we are and continue the momentum, so we will continue as Per-Sé Technologies.

When this transaction closes, the company name will become — McKesson will become a wholly-owned part of McKesson and so the name will clearly become McKesson Corporation.

(Melanie Touché):	Thank you.

Coordinator:	(Kiggy), your line is open.

(Kiggy):	Are we going to get raises?

Philip Pead:	All those questions are really important and I understand that.

You know there are — there will be an opportunity, I can tell you that there will be an opportunity to — for us to review all those questions with you when we come to see you and we’re on the road and when your business unit leaders talk to you as well as when our HR folks get together.

But for now, you all have to realize that nothing has changed. We have a long time before we get to a point where all these actions will take place because, as I said, this thing — the transaction won’t close until really the mid to late February at the earliest.

So during that time, and obviously as quickly as we possibly can, we’re going to answer all the personal questions for you to the best of our ability because I know how important that is. So while I cannot answer that question specifically right now, we will try and answer as much as we can as quickly as we can. But it is a great question.

((Crosstalk))

Philip Pead:	Next question please, operator.

Coordinator:	(Chris Listner), your line is open.

(Chris Listner):	Question, do you have any guidance on communication to our existing clients?

Philip Pead:	Yes. There is actually talking points available for everybody that your business unit leaders have a copy of. And I encourage you all to get together with them and make sure that the messaging is consistent. I think we’ve tried to anticipate everything that our customers, prospects, and partners would want to know.

So please follow up with each of your business unit leaders to get the appropriate information.

John Hammergren:	I’ll just also add that we are in the process of extending communications directly to our customers. Each business unit leader is managing that process for their customer base.

Philip Pead:	Next question, operator.

Coordinator:	(Tom Thompson), your line is open.

(Tom Thompson):	Yes. McKesson recently had signed a joint marketing agreement with (Add-staff), one of our competitors for ANSOS One-Staff. How is that going to be affected?

Philip Pead:	Well, let me take that and then probably Pam will add to it.

(Tom), the way this process works is that, as I’ve mentioned, for all intents and purposes, we are two standalone companies operating completely separately at this time. Therefore, we will compete with McKesson in the same way as we’ve been competing with them in the past and we’ll continue to do so without any collaboration until — and when this transaction closes, and so we need to make sure that we keep focused on that during this timeframe.

Post-close, I’m sure that all these kinds of agreements will be reviewed and it is clearly up to McKesson at that point to make whatever decisions that are appropriate based on our collective strategic planning.

But really the important key point right now is for us to remember that we are still Per-Sé Technologies and nothing really has changed in the marketplace. You really should be focused on selling the value-add of our solutions to our market.

Pam, I don’t know if you want to add anything to that.

Pamela Pure:	Phil, I think that was well said. I guess the only thing I would add is we’ve been very impressed with that product and also eShift and think you guys have done a great job in the development of the solution.

Philip Pead:	And that would be the Per-Sé solution as opposed to the (Add-Staff), (Tom).

Pamela Pure:	Right.

Philip Pead:	Okay, that’s what Pam’s saying.

(Tom Thompson):	So they won’t be upset when we kick their butts.

Philip Pead:	No. I think that’s a very appropriate action and I expect you guys to be doing that. That’s the shy group, Pam from (Durham).

Pamela Pure:	I look forward to meeting you guys on Wednesday.

Philip Pead:	Next question, operator, please.

Coordinator:	(Sandy Utas), your line is open.

(Sandy Utas):	Yes. We were concerned here of our jobs, are they in jeopardy and if they are, how long will it be before we start to see layoffs or just kind of, you know, things?

Philip Pead:	Yeah, that’s a really good question.

Look, whenever something like this happens, the part that’s always most concerning for everybody is the uncertainty. Actually, knowing is almost better than not knowing.

And so the key for us here, and as John said at the beginning of this conversation, our goal is to be as open with all of you as we possibly can as quickly as we can.

Whenever we get two companies together like this, you know, there’s always an assumption that, you know, someone isn’t going to be with us going forward. And I don’t want anybody to make that assumption — and you shouldn’t.

As John and Pam both indicated, McKesson is a very fast-growing company. And even today, there are open positions within the company that need to be filled.

So the important message that I will give everybody on this call is don’t assume that there’s going to be changes in the number of people that we have, the types of people that we have — all of these things are going to be evaluated. And I’m not saying that everyone’s going to be here going forward, obviously there are no guarantees.

But I think our collective goals, and the messages that I’ve heard from McKesson throughout this process, is that they are purchasing Per-Sé for the valuable people that we have along with the products and services that we offer. It makes no sense for anybody to come in with preconceived notions of how that organization should look.

So please don’t see this as something that’s going to be ultimately negative. It’s actually, I think, a very positive change for our company.

(Sandy Utas):	Okay. Thank you.

Philip Pead:	You’re welcome.

Next question, operator.

Coordinator:	(Barbara Edmonson), your line is open.

((Crosstalk))

Coordinator:	Miss (Edmonson), your line is open.

(Barbara Edmonson):	My question is similar to the one that was just asked only I want to know are we going to be re-interviewed in order to keep our jobs with this company?

Philip Pead:	The opportunities, I think, really, and it really just goes to my previous answer, the opportunities for us within McKesson, I think, are substantial.

In terms of re-interviewing, I think that if you’re in a role today that it provides great value and we’re driving hard, whether it’s pharmacy, physicians, hospitals, you know, I don’t think there’s going to be very many changes in operations.

What John was alluding to earlier was that, you know, if in the event that we find that there are resources, individuals that we’re looking to place in different locations, then clearly there’ll be an opportunity to interview for those roles.

But my expectation is — and, you know, John and Pam are on the line for this express purpose — my expectation is that our operational teams are going to continue to drive hard in these marketplaces that we focus on simply because there are so many complementary solutions that we have with McKesson.

So this isn’t a case where there is a significant overlap in our businesses and people should be concerned about whether or not our operations are going to stay intact.

Having said that, all of these plans that we need to get together and focus on are going to be developed in a very short period of time here. Time is really of the essence to get to everybody and let them know what we intend to do. So to the extent that we can make that information available to you as quickly as possible, we’re going to do that.

Next question, operator.

Coordinator:	(Kathy Ollerson), your line is open.

(Kathy Ollerson):	Yes. My question concerns the open enrollment medical benefits.

Philip Pead:	Yeah.

(Kathy Ollerson):	This is our last week for that.

Philip Pead:	Yeah. Yeah, you should absolutely enroll because, you know, this thing may continue beyond — certainly it’s going to be beyond January 1, right? So I want to make sure that all of you know that you should enroll in the benefits open enrollment period right now. So don’t delay in doing that.

And then as and when this transaction closes, you know, we’ll revisit the benefits program with McKesson.

All those plans will get rolled out well in advance so everybody understands what the differences are going to be, if any, between the different benefits programs.

So please, if you have not enrolled, please do so.

Coordinator:	Anonymous, your line is open.

Woman:	Yes. I was wondering will you be able to still keep the contracts with the companies that you have since you all didn’t make the contracts, Per-Sé did?

Philip Pead:	I’m sorry. Can you.

Man:	The customer contracts?

Philip Pead:	Can you repeat the question?

Woman:	Yes.

Woman:	Customer contracts (unintelligible).

((Crosstalk))

Woman:	Will you be able to keep the contracts that Per-Sé may — with the McKesson contracts, how does that work?

Philip Pead:	Yes, absolutely. You know, nothing really should change for our customers. We view this as a very positive move for them. And we’re actually reaching out today and through the balance of this week to a lot of our large customers to tell them about the transactions.

So we fully expect to retain all our customers moving forward.

Does that answer your question?

Woman:	Yes.

Philip Pead:	Okay, good.

Next question, operator.

Coordinator:	(Deborah Spade), your line is open.

(Deborah Spade):	Yeah. Hi, good morning, sir. I’m calling from Houston.

And I was wanting to find out when we were acquired by Per-Sé, the years of service that we had with the client were transferred into Per-Sé, would you be doing the same as McKesson?

Philip Pead:	I would say yes, but Pam and John, is that something that you could answer?

John Hammergren:	Yeah. Well, that’s typically been our approach.

You know, I don’t know the specifics of all the plans that you have in place and the benefits associated with the years of service, but we clearly will evaluate that and that’s one of the questions that we’ll make sure we answer early on here.

(Deborah Spade):	Thank you.

Coordinator:	(Lisa Franklin), your line is open.

(Lisa Franklin):	This question may be for John.

Does McKesson have various customer support — technical support, call centers — or are those functions centralized?

And with the other acquisitions that you made earlier this year, did those business units maintain separate support operations or were they integrated?

John Hammergren:	Well, clearly we have lots of different businesses inside of McKesson.

I think I’m going to ask Pam to talk specifically about customer service and support functions as it relates to the services businesses inside of our provider technology business and our software business.

Pam?

Pamela Pure:	Yeah, John.

The answer to the question is we do have multiple support centers across McKesson. We’ll make decisions based on how we’re going to sell and move forward with the products as to whether the support services should be integrated or separate.

We’ve made some acquisitions where we roll support in to an existing support team, and we’ve made others where we’ve kept the support organization separate.

It really is focused on how we want to interact with a customer and what’s the best way to cross-train our employees and keep those teams performing well.

So we’ll look at those for each product and each service that we bring together. And we’ll look at it in the McKesson organization as well as the Per-Sé organization.

It’s probably worth noting, we acquired a company in Vancouver. It’s been a tremendously successful acquisition for us, and we actually changed all of MPT to follow many of their support processes because we found them to be best in class.

So we’re pretty open coming into this.

John Hammergren:	And I would say also, Pam, in that particular example, we actually moved more work and probably have quadruple the workforce in that location.

Pamela Pure:	That’s right.

John Hammergren:	So.

Pamela Pure:	Certainly, a star performing team for us.

John Hammergren:	And I think, you know, kind of reinforcing some of the things that Phil has discussed, for those of you on the call that are worried about your job going away, you have to kind of assume that the work doesn’t go away. And the idea of, particularly in the operations areas of your company or the McKesson company, we have people that are busy working all day long solving customer problems and challenges. It’s probably not rational to think if you actually sit back and look at it that we can take out people when the work doesn’t go away.

And so, you sit back and reflect on your own responsibilities in our combined company going forward, the idea of focusing on our customers and making sure they don’t notice any interruption in service or any change. Just because we changed the name on the door doesn’t mean that we’re not going to continue to have to service our customers in a world-class way on a combined basis.

So as I hear some of these questions, I’ve sort of the sense that I get that people might think well, gee, if there’s a support operation in McKesson and there’s one at Per-Sé maybe one of us don’t need to be here. Well, it’s likely that we have different customers and that the support function that you’ve got is supporting your customers and the support function we’ve got is supporting ours.

So even if they’re combined into one organization at some point going downstream, we still probably need the same number of people, or close to it, supporting those customers.

It’s just a little color, I guess, from that perspective.

Philip Pead:	Yeah. Good point, John.

We can take a couple of more questions, I think, operator.

Coordinator:	(Brandon Burns), your line is open.

(Brandon Burns):	From a sales perspective, when we have two competing solutions, one Per-Sé and one McKesson, and we’re trying to sell them over the next three to five months and the customers are concerned about what solution they’ll be on after the acquisition. How do we address that with our customers?

Philip Pead:	Yeah. That’s a really good question.

You know, you’ve got to continue, as hard as this may sound, you’ve got to continue to sell the Per-Sé solution and compete in the marketplace again as if nothing has occurred.

For the prospect, of course, they’re going to want to know what happens post-transaction, are they going to be left with a product that isn’t supported. And I can tell you that the worst thing that any company can do is announce a strategy to the marketplace that says we’re not going to support a product.

I think anyone who’s been involved in the software industry for any length of time realizes that many companies have done that in the past and all that occurs is create huge uncertainty amongst their customer base and, of course, puts every one of the customers in play.

So, what I would tell any prospect is they need to make the decision on the best solution that they’re evaluating at the time, and naturally, I hope that we’re the winner in that particular instance — in every instance.

And then for the customer, I would say in our conversations with McKesson, and Pam, I’ll let you add to this, you know, the strategy going forward is to really maintain our product set for as long as that customer finds value in that product.

Ultimately of course, there is an upgrade cycle that every customer goes through and I think our focus - collective focus would be when that natural cycle occurs that customer will make a decision on what’s the appropriate product from that point forward. But I just don’t want the customer to think that they’re making an investment in a product that’s going to go away.

Pam?

Pamela Pure:	Yeah. And so, the only thing I would add to that is we have spent a lot of time with your team and really do value, as John said, the product and the customers that come as part of this transaction.

And we will actually tell our customers in the communication that goes out today, there are two areas of obvious product overlap. The first is we have a product called the EC2000 that’s very similar to the ePREMIS product and we both have surgical products. And we will communicate very openly to our customer base that on a go-forward basis, we do not have any plans to sunset either ePREMIS or EC2000 and we don’t have any plans to sunset the current versions of either scheduling product.

So we want to make sure that we keep those customers that we use that as an opportunity to cross sell and get them to buy more products from the combined organization, and we’d like to take some immediate stress out of the sales channel for everyone.

As we go through the integration process, we’ll figure out exactly the development plans and the timelines to go forward on those products. But it’s really, really important to us that we retain these customers and that we have a very strong plan to move them all forward.

Philip Pead:	And I think that message, Pam, is going out in some of the letters that we’re sending to our customer base.

Pamela Pure:	That’s correct.

Philip Pead:	One more question, operator.

Coordinator:	(Bethany Davis), your line is open.

(Bethany Davis):	My question has been asked and answered. Thank you.

Philip Pead:	Then we’ll take one more question, operator.

Coordinator:	(Raymond Red), your line is open.

(Raymond Red):	Hello. In terms of employee size or number of offices, things like that, how does the acquisition of Per-Sé compare to other acquisitions from McKesson, particularly in recent years? I know in terms of revenue it’s very apples and oranges being the types of businesses. But in terms of employee size and operational size, how does this compare?

John Hammergren:	Well, this is John. I think that this acquisition clearly is one of the larger ones we’ve made. I think the last very large acquisition we made was in 1999 which was probably slightly bigger employee count and certainly a lot bigger in terms of economics.

I think the way we look at this acquisition is it is a series of acquisitions all in one. Clearly you guys just recently had acquired NDC and we’re really — we were very familiar with the quality of the folks and the products coming from NDC and had been attracted to that business.

Frankly, Phil and his team beat us to the punch and were able to get that done before we could get it done.

But I — so this business is, on an economic basis in terms of revenues, et cetera, small scale for us. But to your point, I think in terms of the numbers of employees, this would be on the larger side.

(Raymond Red):	Thank you.

John Hammergren:	Yeah.

Philip Pead:	Well, I’d like to thank everybody for participating today. You made me proud with the questions that you asked, so I appreciate that very much. And, now we need to get back to work and focus on taking care of our customers.

So, I appreciate you all taking the time today. Thanks again.

And as soon as we get information out to you — more information out to you, we’ll do that. But in the meantime, please check with your business unit leaders for any Q&A that we did not cover today.

Thanks again everyone.

Thanks John. Thanks Pam.

Pamela Pure:	Yeah.

Philip Pead:	Bye-bye.

John Hammergren:	Bye-bye. Thanks.
END

Additional Information and Where to Find it
In connection with the proposed acquisition, Per-Se plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF PER-SE ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final proxy statement will be mailed to stockholders of Per-Se. Investors and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by Per-Se with the SEC, at the SEC’s web site at http://www.sec.gov. In addition, you may also obtain McKesson’s filings with the SEC, free of charge, from McKesson’s website (www.mckesson.com) under the tab “Investors” through the “SEC Filings” link and you may obtain Per-Se’s filings with the SEC, free of charge, from Per-Se’s website (www.per-se.com) under the tab “Investor Relations” through the “SEC Filings” link.
McKesson, Per-Se and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Per-Se’s stockholders in favor of the proposed acquisition. Information regarding McKesson’s directors and executive officers is available in McKesson’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on June 15, 2006. Information regarding Per-Se’ directors and executive officers is available in Per-Se’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 14, 2006. Additional information regarding the interests of such potential Per-Se participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.